As filed with the Securities and Exchange Commission on January 19, 2018

Registration No. 333-221147

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

on

FORM S-8 to Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LITTELFUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3795742
(State of Incorporation)	(I.R.S. Employer Identification No.)

8755 W. Higgins Road, Suite 500,
Chicago, Illinois 60631

(Address of principal executive offices, including zip code)

IXYS CORPORATION 1999 EQUITY INCENTIVE PLAN

IXYS CORPORATION 2009 EQUITY INCENTIVE PLAN
IXYS CORPORATION 2011 EQUITY INCENTIVE PLAN

IXYS CORPORATION 2013 EQUITY INCENTIVE PLAN

IXYS CORPORATION 2016 EQUITY INCENTIVE PLAN

ZILOG, INC. 2002 OMNIBUS STOCK INCENTIVE PLAN

ZILOG, INC. 2004 OMNIBUS STOCK INCENTIVE PLAN

(Full Title of the Plans)

Ryan K. Stafford, Esq.
Executive Vice President, Chief Legal and

Human Resources Officer and Corporate Secretary

Littelfuse, Inc.
8755 West Higgins Road, Suite 500
Chicago, Illinois 60631

(Name and address of agent for service)

(773) 628-1000

(Telephone number, including area code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	528,801 shares(2)	N/A	N/A	N/A

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common, par value $0.01 per share (“Shares”) of Littelfuse, Inc. (“Littelfuse” or the “Company”) that may be offered or issued to prevent dilution as a result of adjustments for stock splits, stock dividends or similar transactions.

(2)         Represents the maximum number of Shares issuable under stock options (collectively, the “IXYS Rollover Options”) outstanding pursuant to the IXYS Corporation 1999 Equity Incentive Plan, the IXYS Corporation 2009 Equity Incentive Plan, the IXYS Corporation 2011 Equity Incentive Plan, the IXYS Corporation 2013 Equity Incentive Plan, the IXYS Corporation 2016 Equity Incentive Plan, the Zilog, Inc. 2002 Omnibus Stock Incentive Plan and the Zilog, Inc. 2004 Omnibus Stock Incentive Plan (collectively, the “IXYS Equity Plans”), which options were assumed by Littelfuse in connection with Littelfuse’s acquisition of IXYS Corporation (“IXYS”), which was consummated on January 17, 2018.

(3)         These Shares were registered under the Registration Statement on Form S-4 (File No. 333-221147) initially filed under the Securities Act with the Securities and Exchange Commission on October 26, 2017, as amended by Pre-Effective Amendments Nos. 1 and 2 respectively filed on December 5, 2017 and December 11, 2017.  All filing fees payable in connection with the registration of these Shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

EXPLANATORY NOTE

Littelfuse hereby amends its Registration Statement on Form S-4 (File No. 333-221147) filed with the Securities and Exchange Commission (the “Commission”) on October 26, 2017, as amended by Pre-Effective Amendments Nos. 1 and 2 respectively filed on December 5, 2017 and December 11, 2017 (the “Form S-4”) by filing this Post-Effective Amendment No. 1 on Form S-8 relating to Shares issuable upon the future exercise of the IXYS Rollover Options.  All such Shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

On January 17, 2018, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 25, 2017 and amended as of December 4, 2017, by and among Littelfuse, IXYS, Iron Merger Co., Inc. (“Merger Sub 1”) and IXYS Merger Co., LLC (“Merger Sub 2”), Merger Sub 1 merged with and into IXYS, with IXYS surviving, and immediately after such merger, IXYS merged with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly owned subsidiary of Littelfuse (collectively, the “Merger”).

At the effective time of the Merger, each outstanding IXYS Rollover Option converted into a corresponding option with respect to Shares in accordance with the terms of the Merger Agreement.  This Registration Statement is being filed for the purpose of registering up to 528,801 shares of Common Stock issuable upon the future exercise of the IXYS Rollover Options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.*

Item 2.         Registrant Information and Employee Plan Annual Information.*

*                 Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

Littelfuse is permitted to “incorporate by reference” in this Registration Statement the information in the documents that it files with the Commission, which means that Littelfuse can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this Registration Statement, and information in documents that Littelfuse files later with the Commission will automatically update and supersede information contained in documents filed earlier with the Commission or contained in this Registration Statement.  Littelfuse incorporates by reference in this Registration Statement the documents listed below and any future filings that it may make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until all of the securities that may be offered by this Registration Statement are sold, except that Littelfuse is not incorporating by reference any information that is deemed to have been furnished and not filed in accordance with Commission rules.

•                  Littelfuse’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•                  Littelfuse’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 1, 2017, July 1, 2017 and September 30, 2017;

•                  Littelfuse’s Current Reports on Form 8-K filed on August 28, 2017, October 16, 2017, November 1, 2017, November 15, 2017, January 4, 2018 and January 18, 2018 (in each case, except to the extent furnished but not filed); and

•                  The description of Littelfuse’s common stock, par value $0.01 per share, contained in the Form S-4, including any amendments or reports filed for the purpose of updating such description.

Littelfuse will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents.  Requests for copies should be addressed to:

Littelfuse, Inc.
Attention:  Investor Relations
8755 West Higgins Road, Suite 500
Chicago, Illinois 60631
Telephone:  (773) 628-1000

Item 4.         Description of Securities.

Not Applicable.

Item 5.         Interests of Named Experts and Counsel.

Not Applicable.

Item 6.         Indemnification of Directors and Officers.

DGCL.  The registrant is incorporated under the laws of the State of Delaware.  Section 145(a) of the General Corporation Law of the State of Delaware (referred to as the DGCL) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145.  Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation.  The registrant’s Certificate of Incorporation provides that, to the fullest extent permitted by Section 145 of the DGCL, the registrant shall indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure the benefit of the heirs, executors and administrators of such a person.

Bylaws.  The registrant’s Bylaws provide that the registrant shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL and the Certificate of the Incorporation.

Other Insurance.  The registrant maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of the registrant’s directors and officers and covers the registrant for reimbursement of payments to the registrant’s directors and officers in respect of such liabilities and expenses.

Item 7.         Exemption From Registration Claimed.

Not Applicable.

Item 8.         Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9.         Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1

Certificate of Incorporation, dated November 25, 1991, as amended April 25, 1997 (incorporated by reference to Exhibit 3.1 to Littelfuse, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016).

4.2

Bylaws of Littelfuse, Inc., as amended and restated October 24, 2014 (incorporated by reference to Exhibit 3.1 to Littelfuse, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2014).

4.3	IXYS Corporation 1999 Equity Incentive Plan.

4.4	IXYS Corporation 2009 Equity Incentive Plan.

4.5	IXYS Corporation 2011 Equity Incentive Plan.

4.6	IXYS Corporation 2013 Equity Incentive Plan.

4.7	IXYS Corporation 2016 Equity Incentive Plan.

4.8	Zilog, Inc. 2002 Omnibus Stock Incentive Plan.

4.9	Zilog, Inc. 2004 Omnibus Stock Incentive Plan.

5.1	Opinion of Wachtell, Lipton, Rosen & Katz.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wachtell, Lipton, Rosen & Katz (included as part of Exhibit 5.1).

24	Power of Attorney of the directors of Littelfuse (incorporated by reference to the signature page to the Form S-4 filed October 26, 2017).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, Illinois, on January 19, 2018.

LITTELFUSE, INC.
(Registrant)

By:	/s/ Ryan K. Stafford
Ryan K. Stafford
Executive Vice President, Chief Legal and Human Resources Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

*	Director	January 19, 2018
Tzau-Jin Chung

*	Director	January 19, 2018
Cary T. Fu

*	Director	January 19, 2018
Anthony Grillo

*	Director, President and Chief Executive Officer (Principal Executive Officer)	January 19, 2018
David W. Heinzmann

*	Executive Chairman of the Board of Directors	January 19, 2018
Gordon Hunter

*	Director	January 19, 2018
John E. Major

*	Director	January 19, 2018
William P. Noglows

*	Director	January 19, 2018
Ronald L. Schubel

/s/ Meenal A. Sethna	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 19, 2018
Meenal A. Sethna

/s/ Jeffrey G. Gorski	Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 19, 2018
Jeffrey G. Gorski

* Ryan K. Stafford, by signing his name hereto, does hereby sign this Registration Statement on behalf of the directors of the registrant above in front of whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the U.S. Securities and Exchange Commission.

*By:	/s/ Ryan K. Stafford
Ryan K. Stafford
Attorney-in-Fact